Jimenez POA Filing 2018

Limited Power of Attorney

I, Joseph Jimenez, with a business address of One P&G Plaza, Cincinnati,
Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Susan S. Felder, Jamie M. Herald, Ellen M. Kothman, Sandra T. Lane, Hatsuki Miyata, Valerie L. Obermeyer, and Robert B. White;
whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934
(15 U.S.C. ? 78p(a)),Rule 144 of the Securities Act of 1933
(17 CFR ? 230.144), and all other securities laws and rules applicable due to my status as a Director of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date:     March 1, 2018                       /s/ Joseph Jimenez
                                                  Joseph Jimenez



Witness:  /s/ Deborah P. Majoras        Witness:   /s/ Susan L. Wilson
	      Deborah P. Majoras                       Susan L. Wilson


STATE OF 	Ohio		)
				) ss:
COUNTY OF 	Hamilton	)

On March 1, 2018 before me personally appeared Joseph Jimenez, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same.

/s/ Susan L. Wilson
    Notary Public